Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Announces Agreement to Acquire
Six Drybulk Newbuildings

Further Expands Modern, High-Quality Fleet by 21% on a Tonnage Basis;
Company to Host Conference Call on Tuesday, June 17, 2008 at 10:00 a.m. ET

NEW YORK, June 16, 2008 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has agreed to acquire six drybulk newbuildings from Lambert Navigation Ltd., Northville Navigation Ltd., Providence Navigation Ltd., and Prime Bulk Navigation Ltd., for an aggregate purchase price of $530 million. The acquisition is subject to the completion of customary additional documentation and closing conditions.

The six vessels, comprised of three Capesize and three Handysize vessels, are expected to be delivered to Genco from the fourth quarter of 2008 through the fourth quarter of 2009.  Upon completion of the acquisition and including the three drybulk vessels the Company agreed to acquire from Bocimar International N.V. and Delphis N.V. as well as the four remaining Capesize vessels to be acquired from companies within the Metrostar Management Corporation group, Genco’s fleet will consist of 41 drybulk vessels with a total carrying capacity of approximately 3,516,000 dwt and an average age of approximately 5.8 years.

Robert Gerald Buchanan, President, commented, “We are pleased to further expand Genco’s leadership position in the drybulk industry with the acquisition of six high-quality newbuildings. Building upon our agreement to acquire three drybulk vessels in May, this acquisition is consistent with our portfolio approach to acquire modern vessels that enhance our fleet profile and improve our position to benefit from the strong demand for essential commodities such as iron ore and coal. As we have in the past, we intend to seek opportunities to lock away our newly acquired vessels on attractive time charters prior to their delivery.”

The following table sets forth information about the six newbuildings to be acquired by the Company:

Acquisition Summary

Vessel	New Name	DWT	Shipyard	Built (1)	Expected Delivery (1)
Daehan Hull HN1005	Genco CS 1005	170,500	Daehan Hull Shipbuilding Co. Ltd., South Korea	Q2 2009	Q2 2009
Daehan Hull HN1006	Genco CS 1006	170,500	Daehan Hull Shipbuilding Co. Ltd., South Korea	Q3 2009	Q3 2009
Daehan Hull HN1007	Genco CS 1007	170,500	Daehan Hull Shipbuilding Co. Ltd., South Korea	Q4 2009	Q4 2009
Jinse Hull NR JS2031	Genco HS 2031	32,000	Jinse Hull Shipbuilding Co. Ltd., South Korea	Q4 2008	Q4 2008
Jinse Hull NR JS2032	Genco HS 2032	32,000	Jinse Hull Shipbuilding Co. Ltd., South Korea	Q4 2008	Q4 2008
Jinse Hull NR JS2033	Genco HS 2033	32,000	Jinse Hull Shipbuilding Co. Ltd., South Korea	Q1 2009	Q1 2009

Total		607,500

(1)	Built and expected delivery dates are estimates based on guidance received from the sellers and respective shipyards.

John C. Wobensmith, Chief Financial Officer, commented, “Since our inception, management has remained steadfast in its efforts to become the industry bellwether with a large, world-class fleet that drives significant shareholder value. With this latest acquisition, Genco is positioned to expand its fleet by approximately 345% on a net tonnage basis since going public in July 2005. We plan to draw upon our $1.4 billion revolving credit facility to finance this acquisition initially and will seek a new credit facility or alternative financing to meet our longer-term requirements for these vessels. By continuing to actively consolidate the industry in a disciplined manner, we have once again increased the earnings power of our fleet and strengthened our ability to grow our dividend over the long term.”

Conference Call Announcement
Genco Shipping & Trading Limited plans to hold a conference call on Tuesday, June 17, 2008 at 10:00 a.m., Eastern Time, to discuss the acquisition of the six drybulk newbuildings. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (877) 879-6174 or (719) 325-4755 and enter passcode 6453028.  A replay of the conference call can also be accessed until July 1, 2008 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6453028. The Company intends to place additional materials related to the acquisition, including a slide presentation, on its website prior to the start of the conference call.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 28 drybulk vessels consisting of five Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,020,000 dwt. After the expected delivery of 13 vessels the Company has agreed to acquire,

Genco Shipping & Trading Limited will own a fleet of 41 drybulk vessels, consisting of 12 Capesize, eight Panamax, four Supramax, six Handymax and 11 Handysize vessels, with an aggregate carrying capacity of approximately 3,516,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under the Company’s agreement to acquire the remaining four drybulk vessels from companies within the Metrostar Management Corporation group; (xii) the fulfillment of the closing conditions under the Company’s agreement to acquire three Bocimar International N.V. and Delphis N.V. drybulk vessels; (xiii) the execution of customary additional documentation for the Company's agreements to acquire the six drybulk newbuildings from Lambert Navigation Ltd., Northville Navigation Ltd., Providence Navigation Ltd., and Prime Bulk Navigation Ltd.; (xiv) the fulfillment of the closing conditions under the Company’s agreement to acquire six drybulk newbuildings from Lambert Navigation Ltd., Northville Navigation Ltd., Providence Navigation Ltd., and Prime Bulk Navigation Ltd.; (xv) our ability to obtain a new credit facility or alternative financing on terms we deem acceptable; and other factors listed from time to time in our public filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon factors, including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.

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